August 10, 2015 – 9:25am EST

Air Industries Group (the "Company" or "Air Industries") Announces:
-Results for Second Quarter 2015
-Reiterates Revenue and EBITDA Guidance for 2015
-Conference Call

Hauppauge, NY -- (Marketwired –August 10, 2015 – Air Industries Group (NYSE MKT: AIRI)

Air Industries Group (AIRI), an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors, reports financial results for the three and six months ended June 30, 2015.

“We remain on plan to deliver on our guidance of revenue and EBITDA for 2015 of $85 to $95 million and $10 to $13 million respectively” said Dan Godin Chief Executive Officer of Air Industries Group, who continued “Our second quarter net sales results reflect the contribution of four acquisitions completed in the second half of 2014 and the first quarter of 2015. We are very happy to report that our “legacy businesses” showed their first occurrence of a quarter over quarter increase in sales for some time. The increases result from our increased new business development activities and we expect increased gains for the remainder of the year.”

Financial Results for the Three Months Ended June 30, 2015:

For the three months ended June 30, 2015:

•	Consolidated net sales were $19,057,000, an increase of $5,697,000 or 42.6% compared to consolidated net sales of $13,360,000 for the comparable period last year.
•
Consolidated gross profit was $3,897,000, or approximately 20.5% of sales for the three months ended June 30, 2015 compared to $3,353,000 or approximately 25.1% of sales for the comparable period last year.

•	Consolidated operating expenses were $3,825,000 for the three months ended June 30, 2015, an increase of $729,000 or 23.5% compared to $3,096,000 for the comparable period last year.

For three months ended June 30, 2015 consolidated operating income was $72,000, a decrease of $(185,000) or (72.0%) from $257,000 for the comparable period last year. Consolidated income before taxes was $(418,000), a decrease of $(309,000) or (283.5%) from $(109,000) for the comparable period last year. Consolidated net income was $(601,000), a decrease of $(1,217,000) or (197.6%) compared with $616,000 for the three months ended June 30, 2014.

Diluted earnings per common share were $(0.08) for three months ended June 30, 2015 a decrease of $(0.17) or approximately (185.1%) from $0.09 for the three months ended June 30, 2014.

Financial Results for the Six Months Ended June 30, 2015:

For the six months ended June 30, 2015:

•	Consolidated net sales were $35,868,000, an increase of $7,055,000 or 24.5% compared to consolidated net sales of $28,813,000 for the comparable period last year.
•
Consolidated gross profit was $8,266,000, or approximately 23.0% of sales for the six months ended June 30, 2015 compared to $7,398,000 or approximately 25.7% of sales for the comparable period last year.

•	Consolidated operating expenses were $7,728,000 for the six months ended June 30, 2015, an increase of $1,816,000 or 30.7% compared to $5,912,000 for the comparable period last year.

For six months ended June 30, 2015 consolidated operating income was $538,000, a decrease of $(948,000) or (63.8%) from $1,486,000 for the comparable period last year. Consolidated income before taxes was $(290,000), a decrease of $(1,106,000) or (135.5%) from $816,000 for the comparable period last year. Consolidated net income was $(497,000), a decrease of $(1,454,000) or (151.9%) compared with $957,000 for the six months ended June 30, 2014.

Diluted earnings per common share were $(0.07) for the six months ended June 30, 2015 a decrease of $(0.22) or approximately (144.7%) from $0.15 for the comparable period last year.

As previously announced, Air Industries declared and will pay a dividend of $0.15 per share on August 12, 2015; the 11th consecutive quarterly dividend paid since the fourth quarter of 2012.

Air Industries will host a conference call to discuss results for the second quarter of 2015 on Monday, August 10, 2015 at 4:00 pm EST.
Participants, United States of America:   800-768-6569 or 785-830-7992
Conference Code: 8527330

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (AIRI) is an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors. Air Industries operates in three segments: Complex Machining of aircraft landing gear and flight controls, Aerostructures & Electronics, and Turbine Engine Components.

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, future revenues, earnings and EBITDA, its belief that the slowdown caused by the Sequester is continuing, the ability to realize firm backlog and projected backlog, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company's control The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

EBITDA

The Company uses EBITDA as a supplemental liquidity measure because management finds it useful to understand and evaluate results, excluding the impact of non-cash depreciation and amortization charges, stock based compensation expenses, and nonrecurring expenses and outlays, prior to consideration of the impact of other potential sources and uses of cash, such as working capital items. This calculation may differ in method of calculation from similarly titled measures used by other companies.

Contact Information

Air Industries Group
631.881.4913
ir@airindustriesgroup.com